Exhibit 10.3

Execution Version

EMPLOYEE MATTERS AGREEMENT

BY AND AMONG

REXNORD CORPORATION,

LAND NEWCO, INC.

AND

REGAL BELOIT CORPORATION

DATED AS OF FEBRUARY 15, 2021

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(continued)

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EMPLOYEE MATTERS AGREEMENT

This Employee Matters Agreement (this “Agreement”) is entered into as of February 15, 2021 (the “Agreement Effective Date”), by and among: (i) Rexnord Corporation, a Delaware corporation (“Remainco”); (ii) Land Newco, Inc., a Delaware corporation and wholly owned indirect Subsidiary of Remainco (“Spinco”); and (iii) Regal Beloit Corporation, a Wisconsin corporation (“RMT Partner”) (each a “Party” and together, the “Parties”).

RECITALS

Whereas, Remainco is engaged, directly and indirectly, in the Spinco Business;

Whereas, the Board of Directors of Remainco (the “Remainco Board”) has determined that it is advisable and in the best interests of Remainco and Remainco’s stockholders to separate the Spinco Business from the other businesses of Remainco and to divest the Spinco Business in the manner contemplated by the Separation and Distribution Agreement, dated as of February 15, 2021, by and among Remainco, Spinco and RMT Partner (as it may be amended, modified or supplemented from time to time, the “Separation Agreement”) and the Agreement and Plan of Merger, dated February 15, 2021, by and among Remainco, Spinco, RMT Partner and Phoenix 2021, Inc., a Delaware corporation and a direct wholly owned Subsidiary of RMT Partner (“Merger Sub”) (as it may be amended, modified or supplemented from time to time, the “Merger Agreement”);

Whereas, the Parties contemplate that, pursuant to the Merger Agreement, immediately after the Distributions and at the Effective Time, Merger Sub shall be merged (the “Merger”) with and into Spinco, with Spinco surviving the Merger as a wholly owned direct Subsidiary of RMT Partner, and all outstanding shares of Spinco Common Stock shall be converted into the right to receive shares of RMT Partner Common Stock on the terms and subject to the conditions of the Merger Agreement and in accordance with the Delaware General Corporation Law and the Wisconsin Business Corporations Law; and

Whereas, in connection with the foregoing, the Parties have agreed to enter into this Agreement to allocate between them assets, Liabilities and responsibilities with respect to certain employee compensation, pension and benefit plans, programs and arrangements and certain employment matters.

Now, Therefore, in consideration of the foregoing and the covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

Article I
DEFINITIONS

As used in this Agreement, the following terms shall have the respective meanings set forth or referenced below:

Section 1.1      “90% Amount” shall have the meaning set forth in Section 5.1(c) below.

Section 1.2      “Affiliate” shall have the meaning set forth in the Separation Agreement.

Section 1.3      “Agreement” shall have the meaning set forth in the Preamble.

Section 1.4      “Ancillary Agreement” shall have the meaning set forth in the Separation Agreement, including the Separation Agreement, but excluding this Agreement.

Section 1.5      “Assume” shall have the meaning set forth in the Separation Agreement. The terms “Assumed” and “Assumptions” shall have the correlative meaning.

Section 1.6      “Assumed Remainco Benefit Liabilities” shall have the meaning set forth in Section 2.3(a) below.

Section 1.7      “Benefit Arrangement” shall mean, with respect to an Entity, (a) each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan) and (b) each other employment, individual consulting, compensation, bonus, commission, incentive, severance or redundancy, termination pay, retention, transaction bonus, change in control, Tax gross-up, relocation, repatriation, expatriation, deferred compensation, profit-sharing, stock option, phantom stock option, restricted stock, stock unit, stock appreciation right or other stock-related award, health or welfare benefit, death benefit, disability benefit, perquisite, fringe benefit, sick pay, paid time off, vacation pay, leave of absence, pension, supplemental pension or retirement benefit plan, program, policy, practice or Contract, in each case whether or not in writing and whether or not funded.

Section 1.8      “Business Day” shall have the meaning set forth in the Separation Agreement.

Section 1.9      “Cash Incentive Programs” shall have the meaning set forth in Section 4.1 below.

Section 1.10    “Chosen Courts” shall have the meaning set forth in Section 10.13 below.

Section 1.11    “Closing” shall have the meaning set forth in the Merger Agreement.

Section 1.12    “Closing Date” shall have the meaning set forth in the Merger Agreement.

Section 1.13    “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified at Section 601 et seq. of ERISA and at Section 4980B of the Code, and any similar state or local law.

Section 1.14    “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

Section 1.15    “Confidentiality Agreement” shall have the meaning set forth in the Merger Agreement.

Section 1.16    “Consent” shall have the meaning set forth in the Separation Agreement.

Section 1.17    “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, or legally binding commitment or undertaking of any nature.

Section 1.18    “Distributions” shall have the meaning set forth in the Separation Agreement.

Section 1.20    “Distribution Date” shall have the meaning set forth in the Separation Agreement.

Section 1.21    “Effective Time” shall have the meaning set forth in the Merger Agreement.

Section 1.22    “Employee Representative Body” means any union, works council, staff association, health and safety committee, or other agency or representative body certified or otherwise recognized for the purposes of bargaining collectively or established for the purposes of notification of or consultation on behalf of any employees.

Section 1.23    “Entity” shall have the meaning set forth in the Separation Agreement.

Section 1.24    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

Section 1.25    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

Section 1.26    “FSA Participants” shall have the meaning set forth in Section 9.1(a) below.

Section 1.27    “Governmental Body” shall have the meaning set forth in the Separation Agreement.

Section 1.28    “Group” shall mean (a) with respect to Remainco, the Remainco Group, (b) with respect to Spinco, the Spinco Group and (c) with respect to RMT Partner, the RMT Partner Group.

Section 1.29    “Inactive Employee” shall have the meaning set forth in Section 2.1(b)(ii).

Section 1.30    “Indemnifiable Loss” shall have the meaning set forth in the Separation Agreement.

Section 1.31    “Internal Restructuring” shall have the meaning set forth in the Separation Agreement.

Section 1.32    “Legal Proceeding” shall have the meaning set forth in the Separation Agreement.

Section 1.33    “Legal Requirement” shall have the meaning set forth in the Separation Agreement.

Section 1.34    “Liabilities” shall have the meaning set forth in the Separation Agreement.

Section 1.35    “Merger Agreement” shall have the meaning set forth in the Recitals.

Section 1.36    “Merger Sub” shall have the meaning set forth in the Recitals.

Section 1.37    “Non-US Spinco Employee” shall mean any Spinco Employee who is not a US Spinco Employee.

Section 1.38    “Non-US Spinco Transferred Employee” shall mean any Spinco Transferred Employee other than a US Spinco Transferred Employee.

Section 1.39    “NYSE” means the New York Stock Exchange.

Section 1.40    “Party” and “Parties” shall have the respective meanings set forth in the Preamble.

Section 1.41    “Pension Transfer Date” shall have the meaning set forth in Section 5.1(c) below.

Section 1.42    “Person” shall have the meaning set forth in the Separation Agreement.

Section 1.43    “PTO” shall have the meaning set forth in Section 3.6(a) below.

Section 1.44    “Regular Trading Hours” shall mean the period beginning at 9:30 A.M., New York City time, and ending at 4:00 PM, New York City time.

Section 1.45    “Remainco” shall have the meaning set forth in the Preamble.

Section 1.46    “Remainco Benefit Arrangement” shall mean any Benefit Arrangement that either (i) is maintained or contributed to, or required to be maintained or contributed to, by any member of the Remainco Group or with respect to which any member of the Remainco Group is a party, (ii) with respect to which any member of the Remainco Group has or may incur or become subject to any Liability or obligation, or (iii) in which any current or former Remainco Employee participates; but shall exclude any Spinco Benefit Arrangement.

Section 1.47    “Remainco Board” shall have the meaning set forth in the Recitals.

Section 1.48    “Remainco Common Stock” shall mean the common stock, $0.01 par value per share, of Remainco.

Section 1.49    “Remainco Deferred Compensation Plan” shall mean the Rexnord Corporation Deferred Compensation Plan, effective as of January 1, 2016, as amended July 26, 2017.

Section 1.50    “Remainco Employee” shall mean an employee of a member of the Remainco Group or the Spinco Group, other than a Spinco Employee.

Section 1.51    “Remainco Equity Awards” shall mean the Remainco Stock Options, the Remainco Phantom Stock Options, the Remainco RSUs and the Remainco PSUs.

Section 1.52    “Remainco Equity Plan” shall mean (i) the 2006 Stock Option Plan of Remainco, (ii) the Remainco 2012 Performance Incentive Plan, (iii) the Remainco Performance Incentive Plan, as amended and restated effective May 18, 2016, and (iv) the Remainco Performance Incentive Plan, as amended and restated on July 25, 2019.

Section 1.53    “Remainco FSA” shall mean the Optum FSA benefits, as provided under the Rexnord Welfare Plan.

Section 1.54    “Remainco Group” shall have the meaning set forth in the Separation Agreement.

Section 1.55    “Remainco Pension Plan” shall mean the Rexnord Pension Plan, as amended and restated effective as of January 1, 2018.

Section 1.56    “Remainco Pension Trust” shall mean the trust established to hold the assets of the Remainco Pension Plan.

Section 1.57    “Remainco Phantom Stock Options” means an award designated as a “phantom stock option” under any of the Remainco Equity Plans before the Separation Effective Time.

Section 1.58    “Remainco Pre-Distribution Share Value” shall mean the closing price per share of Remainco Common Stock on the Trading Day immediately prior to the Distribution Date based on “regular way” trading on the NYSE during Regular Trading Hours.

Section 1.59    “Remainco PSU” shall mean a performance stock unit award granted by Remainco under any of the Remainco Equity Plans before the Separation Effective Time.

Section 1.60    “Remainco Retiree Welfare Plans” shall mean the post-retirement medical, dental and life insurance coverage or benefits provided to Spinco Retiree Welfare Participants and their surviving spouses or beneficiaries receiving such coverage or benefits pursuant to the Remainco Benefit Arrangements set forth in Schedule 8.1(b).

Section 1.61    “Remainco Retirement Plan” shall mean the Rexnord LLC 401(k) Plan.

Section 1.62    “Remainco RSU” shall mean an award of restricted stock units granted by Remainco under any of the Remainco Equity Plans before the Separation Effective Time.

Section 1.63    “Remainco Stock Option” shall mean an award of stock options to purchase shares of Remainco Common Stock granted under any of the Remainco Equity Plans before the Separation Effective Time.

Section 1.64    “Return from Inactivity Date” shall have the meaning set forth in Section 2.1(b)(iii) below.

Section 1.65    “Returning Inactive Employee” shall have the meaning set forth in Section 2.1(b)(iii) below.

Section 1.66    “RMT Partner” shall have the meaning set forth in the Preamble.

Section 1.67    “RMT Partner Benefit Arrangement” shall mean any Benefit Arrangement sponsored, maintained or contributed to, or required to be maintained or contributed to, by any member of the RMT Partner Group.

Section 1.68    “RMT Partner Board” shall have the meaning set forth in Section 4.2(a) below.

Section 1.69    “RMT Partner Common Stock” shall have the meaning set forth in the Merger Agreement.

Section 1.70    “RMT Partner Equity Plan” shall mean the RMT Partner Corporation 2018 Equity Incentive Plan.

Section 1.71    “RMT Partner Group” shall have the meaning set forth in the Separation Agreement.

Section 1.72    “RMT Partner Phantom Stock Option” shall have the meaning set forth in Section 4.2(a)(ii) below.

Section 1.73    “RMT Partner Post-Merger Share Value” shall mean the closing price per share of RMT Partner Common Stock trading on the NYSE during Regular Trading Hours on the first full Trading Day following the Effective Time.

Section 1.74    “RMT Partner Ratio” shall mean the quotient obtained by dividing the RMT Partner Post-Merger Share Value by the Remainco Pre-Distribution Share Value.

Section 1.75    “RMT Partner Retirement Plan” shall have the meaning set forth in Section 6.1(b) below.

Section 1.76    “RMT Partner RSU” shall have the meaning set forth in Section 4.2(a)(iii) below.

Section 1.77    “RMT Partner Special Dividend” shall have the meaning set forth in the Merger Agreement.

Section 1.78    “RMT Partner Stock Option” shall have the meaning set forth in Section 4.2(a)(i) below.

Section 1.79    “Section 414(l) Amount” shall have the meaning set forth in Section 5.1(c) below.

Section 1.80    “Separation Agreement” shall have the meaning set forth in the Recitals.

Section 1.81    “Separation Effective Time” shall have the meaning set forth in the Separation Agreement.

Section 1.82    “Spinco” shall have the meaning set forth in the Preamble.

Section 1.83    “Spinco Benefit Arrangement” shall mean any Benefit Arrangement that (i) is maintained or contributed to, or required to be maintained or contributed to, by any member of the Spinco Group or with respect to which any member of the Spinco Group is a party, and (ii) in which the only participants or other parties thereto are Spinco Employees and Spinco Former Employees.

Section 1.84    “Spinco Business” shall have the meaning set forth in the Separation Agreement.

Section 1.85    “Spinco Common Stock” shall mean the common stock of Spinco, par value $0.01 per share.

Section 1.86    “Spinco DCP Participant” shall have the meaning set forth in Section 7.1 below.

Section 1.87    “Spinco Employee” shall have the meaning set forth in Section 2.1(a)(i) below.

Section 1.88    “Spinco Employee Schedule” shall have the meaning set forth in Section 2.1(a)(i) below.

Section 1.89    “Spinco Former Employee” shall mean an individual whose employment with any member of the Remainco Group or Spinco Group terminated prior to the Distributions, and immediately prior to such termination provided services primarily to the Spinco Business.

Section 1.90    “Spinco FSA” shall have the meaning set forth in Section 9.1(a) below.

Section 1.91    “Spinco Group” shall have the meaning set forth in the Separation Agreement.

Section 1.92    “Spinco Indemnitees” shall have the meaning set forth in the Separation Agreement.

Section 1.93    “Spinco Labor Agreement” means any agreement with any Employee Representative Body to which Remainco or a member of the Remainco Group, or Spinco or member of the Spinco Group, is a party or bound that pertains to any Spinco Employees.

Section 1.94    “Spinco Pension Participants” shall have the meaning set forth in Section 5.1(b) below.

Section 1.95    “Spinco Pension Plan” shall mean the PMC Business Pension Plan, which is intended to be a Tax-qualified defined benefit pension plan under Section 401(a) of the Code.

Section 1.96    “Spinco Pension Trust” shall mean the trust established to hold the assets of the Spinco Pension Plan and which shall be designed to be Tax exempt under Section 501(a) of the Code.

Section 1.97    “Spinco Retiree Welfare Participant” means the Spinco Transferred Employees and Spinco Former Employees who participate in the Remainco Retiree Welfare Plan immediately prior to the Distributions.

Section 1.98    “Spinco Retiree Welfare Plans” shall mean the post-retirement medical, dental and life insurance coverage or benefits established pursuant to Article VIII hereof to provide Spinco Retiree Welfare Participants and their surviving spouses or beneficiaries with such coverage.

Section 1.99    “Spinco Transferred Employee” shall have the meaning set forth in Section 2.1(b)(i) below.

Section 1.100  “Subsidiary” shall have the meaning set forth in the Separation Agreement.

Section 1.101  “Substituted RMT Partner Incentive Awards” shall have the meaning set forth in Section 4.2(b) below.

Section 1.102  “Tax” shall have the meaning set forth in the Tax Matters Agreement by and among Remainco, Spinco and RMT Partner, dated as of the date of February 15, 2021, as it may be amended from time to time in accordance with the terms thereof.

Section 1.103  “Trading Day” shall mean the period of time during any given day, commencing with the determination of the opening price on the NYSE and ending with the determination of the closing price on the NYSE, in which trading and settlement in Remainco Common Stock or RMT Partner Common Stock are permitted on the NYSE.

Section 1.104  “Transferred Benefits” shall have the meaning set forth in Section 5.1(b) below.

Section 1.105  “Transfer Regulations” shall mean the Council Directive 2001/23/EC of 12 March 2001 and any subsequent amendments (“Acquired Rights Directive”), and any equivalent Legal Requirement (a) in any jurisdiction that has either implemented the Acquired Rights Directive or (b) that provides for or requires the automatic transfer or assignment of any person’s employment, as a result of the Internal Restructuring and the Distributions and any of the other transactions contemplated under this Agreement, the Merger Agreement and the Ancillary Agreements.

Section 1.106  “True-Up Amount” shall have the meaning set forth in Section 5.1(c).

Section 1.107  “True-Up Date” shall have the meaning set forth in Section 5.1(c).

Section 1.108        “UAE Spinco Employee” shall mean the Spinco Employee employed by Rexnord Middle East FZE as of the date of this Agreement.

Section 1.109        “US Spinco Employee” shall mean any Spinco Employee who primarily provides services in the United States.

Section 1.110        “US Spinco Transferred Employee” shall mean any Spinco Transferred Employee who primarily provides services in the United States.

Section 1.111        “WTW” shall have the meaning set forth in Section 5.1(d) below.

Article II
ASSIGNMENT OF EMPLOYEES and Employee liabilities

Section 2.1            Transfer of Employees.

(a)           Scope of Employees.

(i)       For purposes of this Agreement, “Spinco Employee” means: (A) each employee of Remainco Group or Spinco Group, including temporary employees, who, as determined solely by Remainco, is primarily providing services to the Spinco Business immediately prior to the Distribution Date; and (B) each employee of Remainco Group or Spinco Group who, in the joint opinion of Remainco and RMT Partner, is providing services to the Spinco Business prior to the Distribution Date and is necessary for the Spinco Business to operate. Spinco Employees exclude those employees of Remainco Group or Spinco Group who do not report into the Spinco Business organization and who, as determined solely by Remainco, are not providing substantial services to the Spinco Business prior to the Distribution Date and are not necessary for the Spinco Business to operate. For the avoidance of doubt, subject to Section 2.1(b)(iii) below, Spinco Employees shall include any such employee who (1) is actively at work as of the Distribution Date or (2) is not actively at work as of the Distribution Date as a result of disability or illness, or a vacation, personal day or similar short-term absence. Remainco shall provide to RMT Partner an initial schedule of all anticipated Spinco Employees no later than one hundred twenty (120) days following the Agreement Effective Date, which schedule will contain for each employee: (a) an anonymized employee identifier; (b) employing Entity; (c) position; (d) date of hire; (e) service date; (f) annual salary or hourly wage; (g) work location (including country, state or province and city); (h) target annual cash bonus for the year in which the Distributions are expected to occur; (i) target long-term incentive opportunity for the year in which the Distributions are expected to occur; (j) with respect to US Spinco Employees, whether such Spinco Employee is on a leave of absence, the type of leave and expected return date; (k) for US Spinco Employees and the UAE Spinco Employee(s), information regarding applicable work or employment permits, visas, or passes (if any); and (l) the information required to be provided under Section 2.3(b)(ii) of the Merger Agreement (the “Spinco Employee Schedule”).

(ii)       Following delivery of the Spinco Employee Schedule to RMT Partner, Remainco will make available to RMT Partner updated versions of the Spinco Employee Schedule every thirty (30) days thereafter, and the final schedule (which includes the final list of Spinco Employees) will be provided no earlier than seven (7) days prior to the Distribution Date and no later than two (2) days prior to the Distribution Date. Remainco shall notify RMT Partner immediately of any changes to the Spinco Employee Schedule which occur after the date the final schedule is provided. In circumstances where RMT Partner reasonably considers that an employee listed in the Spinco Employee Schedule is not a Spinco Employee, RMT Partner may notify Remainco in writing of the reasons for such concern, and Remainco shall as promptly as reasonably practicable (and no later than ten (10) days) following receipt of such notification determine in good faith whether such employee is correctly included in the Spinco Employee Schedule, and provide RMT Partner with a response in writing stating whether or not the employee will remain on the Spinco Employee Schedule and reasons for such determination.

(b)          Transfer of Employment.

(i)        Except to the extent otherwise provided in this Section 2.1(b), effective no later than immediately before the Distributions, Remainco and Spinco shall, or shall cause the respective members of their Groups to: (A) cause each Spinco Employee not already employed in the Spinco Group to be employed by a member of the Spinco Group, provided, that, with respect to Non-US Spinco Employees, subject to any applicable Legal Requirement, such transfer, if any, shall occur prior to or simultaneously with the Distributions or as soon as commercially reasonable thereafter, and (B) cause any employee who is not a Spinco Employee but is employed by a member of the Spinco Group to be employed by a member of the Remainco Group, and, in furtherance of this Section 2.1(b)(i), the Parties shall cooperate reasonably and in good faith to give effect to these covenants, including without limitation, with respect to any Non- US Spinco Employees. Each Spinco Employee who remains employed by a member of the Spinco Group immediately following the Closing, or whose employment transfers to a member of the Spinco Group following the Closing, shall be referred to herein as a “Spinco Transferred Employee.”

(ii)       Except as provided in subsection (iii) below, the Parties shall use commercially reasonable efforts to ensure that each Spinco Employee who is on short or long-term disability leave or an approved or legally-protected, under the applicable Legal Requirement in the applicable jurisdiction, leave of absence (including military leave with reemployment rights under federal law and leave under the Family and Medical Leave Act of 1993) (an “Inactive Employee”) prior to the Distribution Date returns to employment with a member of the Spinco Group no later than immediately before the Distributions, if permitted by the applicable Legal Requirement, and otherwise as soon as possible after such employee’s return to active employment.

(iii)      Except to the extent otherwise required by any applicable Legal Requirement (including any applicable Legal Requirement pertaining to automatic transfers of employees) or a Spinco Labor Agreement, no US Spinco Employee who is an Inactive Employee as of the Distribution Date shall be employed by a member of the Spinco Group on the Distribution Date. Notwithstanding the foregoing, Remainco and Spinco shall cause any US Spinco Employee who is an Inactive Employee as of the Distribution Date who returns to active duty employment (with or without any accommodations required by an applicable Legal Requirement) not later than the later of (A) twelve (12) months after the Distribution Date or (B) such longer period as required by the applicable Legal Requirement that applies to employees of Remainco generally in a particular jurisdiction or any applicable Spinco Labor Agreement (each a “Returning Inactive Employee”), to be employed by a member of the Spinco Group effective as of the date on which such US Spinco Employee returns to active duty employment (the “Return from Inactivity Date”). Except to the extent otherwise required by any applicable Legal Requirement (including any applicable Legal Requirement pertaining to automatic transfers of employees) or a Spinco Labor Agreement, the obligations of Spinco under this Agreement in respect of a US Spinco Employee who is an Inactive Employee as of the Distribution Date shall not commence unless and until his or her Return from Inactivity Date, as applicable and such employee shall be treated as a Spinco Transferred Employee as of the date the employee commences employment with the Spinco Group; provided, however, for the avoidance of doubt, effective as of such Returning Inactive Employee’s Return from Inactivity Date (if any), Spinco shall, or shall cause a member of the Spinco Group to, Assume (and shall reimburse Remainco or the applicable member of the Remainco Group for) all other Liabilities pertaining to such Spinco Transferred Employee who is a Returning Inactive Employee to the same extent required with respect to other Spinco Transferred Employees with the same national jurisdiction. All Liabilities pertaining to any Spinco Employee who was an Inactive Employee as of immediately prior to the Distribution Date and does not qualify as a Returning Inactive Employee shall be retained by Remainco or the appropriate member of the Remainco Group.

(c)       Notwithstanding anything to the contrary in this Agreement, as of the Separation Effective Time, Spinco shall, or shall cause the applicable members of the Spinco Group to, Assume, in accordance with its terms, each Spinco Labor Agreement covering Spinco Transferred Employees as of immediately prior to the Separation Effective Time, provided, however, that in the event any such Spinco Labor Agreement also covers any Remainco Employees or Spinco Employees who are not Spinco Transferred Employees, Spinco shall, or shall cause the applicable members of the Spinco Group to, Assume such Spinco Labor Agreement only with respect to Spinco Transferred Employees.

(d)       For the avoidance of doubt, nothing herein shall restrict the right of RMT Partner Group or Spinco Group to terminate the employment of any Spinco Employee, provided that any such termination is effected in accordance with any requirements (if any) under any applicable Legal Requirement or any applicable Benefit Arrangement.

Section 2.2         Remainco Indemnities in Respect of the Transfer of Employment. In addition to any other provisions of this Agreement, the Ancillary Agreements or as otherwise specifically set forth in any provision of the Merger Agreement, and notwithstanding anything to the contrary set forth in this Article II, Remainco shall to the fullest extent permitted by law indemnify, defend and hold harmless the Spinco Indemnitees from and against any and all Indemnifiable Losses of the Spinco Indemnitees relating to, arising out of, by reason of or otherwise in connection with (a) any event, act or omission relating to the employment of or termination thereof of any Remainco Employee, regardless of when such event, act or omission occurs, (b) solely with respect to employee transfers to or from Euroflex Transmissions (India) Private Limited or Rexnord Middle East FZE, a breach of the Transfer Regulations by Remainco or Spinco, or a failure by Remainco or Spinco to notify, consult with or obtain the consent of any Employee Representative Body, and (c) the transfer to any member of the Spinco Group of any individual (howsoever this occurs and whether such individual is designated as an employee, worker or independent contractor) who is not a Spinco Employee (whether such Indemnifiable Losses are incurred in relation to the hire, employment or termination of such individual). For purposes of this Section 2.2, Remainco represents that no Non-US Spinco Employee will transfer from one employer Entity to another employer Entity other than in connection with Euroflex Transmissions (India) Private Limited and Rexnord Middle East FZE.

Section 2.3        Employee Liabilities; Severance.

(a)       Employee Liabilities. Effective as of the later of the Separation Effective Time or the time at which an individual becomes a Spinco Transferred Employee, Spinco shall Assume: (i) all Liabilities under all Remainco Benefit Arrangements relating to Spinco Transferred Employees or Spinco Former Employees, whenever incurred, only to the extent set forth in this Agreement; provided, however, that Spinco shall reimburse the Remainco Group for any claim for benefits by any Spinco Transferred Employee or Spinco Former Employee (or their respective dependents) after the Separation Effective Time which was incurred prior to the Separation Effective Time under any Remainco Benefit Arrangement that is not funded by an insurance policy, trust or similar funding arrangement, other than claims under a flexible spending account which shall be addressed under Article IX (the Liabilities described in this Section 2.3(a)(i), the “Assumed Remainco Benefit Liabilities”); (ii) all Liabilities arising out of, relating to or resulting from the employment, service, termination of employment or termination of service of all Spinco Employees and Spinco Former Employees and their dependents and beneficiaries (and any alternate payees in respect thereof), to the extent arising out of, relating to or resulting from such individuals’ service to the Spinco Business; and (iii) any other Liabilities or obligations expressly assigned to or Assumed or retained by Spinco or any member of the Spinco Group under this Agreement. Remainco and Remainco Group shall Assume or retain all Liabilities arising under or otherwise related to the Remainco Benefit Arrangements, including all Liabilities (i) under Section 412 of the Code and Section 302 or Title IV of ERISA, and (ii) resulting from a violation of the continuation of coverage requirements under COBRA, in each case, except to the extent such Liabilities are Assumed Remainco Benefit Liabilities. Remainco and Remainco Group shall Assume or retain all Liabilities of the Spinco Group related to the failure to provide qualifying offers of health coverage (as determined under Treas. Regs. Section 54.4980H-4 and 54.4980H-5) to employees under Section 4980H of the Code with respect to the 2020 calendar year. Remainco and Remainco Group shall retain all Liabilities related to or arising with respect to the Remainco Employees, Spinco Employees who are not Spinco Transferred Employees, and any former employee of the Remainco Group who is not a Spinco Former Employee.

(b)       Remainco Benefit Arrangements. Prior to the Distribution Date, the Remainco Group will cause any Remainco Benefit Arrangement (and any agreement, arrangement or Contract related thereto) to which any member of the Spinco Group is a party or with respect to which the Spinco Group has any Liability or obligation to be assigned in full to a member of the Remainco Group, if so assignable, or appropriately amended or terminated such that no member of the Spinco Group shall be a party to such Remainco Benefit Arrangement or have any Liability or obligation with respect to such Remainco Benefit Arrangement as of or following the Distribution Date; provided, however, that in no event shall the Remainco Group be required to assign or amend any Remainco Benefit Arrangement which is not assignable (or cannot be amended to affect an assignment or other transfer) by its terms (including any terms imposing Consent requirements or conditions on an assignment where such Consents or conditions have not yet been obtained or fulfilled, subject to Section 2.5 of the Separation Agreement, the terms of which shall apply to this Section 2.3(b) mutatis mutandis).

(c)       Severance. As of the Separation Effective Time, Spinco shall Assume all Liabilities for severance payable to any Spinco Employee or Spinco Former Employee.

(d)       COBRA. The Remainco Group shall be solely responsible for providing continued health coverage required by COBRA to (i) Spinco Former Employees and Spinco Employees who are not Spinco Transferred Employees (and their qualifying beneficiaries) who experience a COBRA qualifying event (as defined in Section 4980B of the Code) under the applicable Remainco Benefit Arrangement at any time and (ii) Spinco Transferred Employees (and their qualifying beneficiaries) who experience a COBRA qualifying event under the applicable Remainco Benefit Arrangement on or prior to the Separation Effective Time (individuals in (i) and (ii) collectively, the “COBRA Participants”), and Spinco shall reimburse the Remainco Group within 15 days following the end of each calendar quarter following the Separation Effective Time for any claims or obligations incurred under the applicable Remainco Benefit Arrangement as a result of such COBRA coverage (other than those paid under an stop-loss or other insurance policy) by each COBRA Participant whose COBRA coverage ceased during such calendar quarter, which, in the aggregate with all claims incurred by all other COBRA Participants whose coverage ceased in prior calendar quarters, exceed the sum of (i) the amount of premiums collected through the end of such calendar quarter and (ii) any amounts previously paid to the Remainco Group by Spinco pursuant to this Section 8.1(d) with respect to COBRA Participants whose coverage previously ceased. Spinco or its successor, as applicable, and the applicable Spinco Benefit Arrangement or RMT Partner Benefit Arrangement shall be solely responsible for providing continued health coverage to the extent required by COBRA to all Spinco Employees who experience a COBRA qualifying event after the Separation Effective Time, and shall be solely responsible for all claims, obligations and Liabilities incurred as a result of such COBRA coverage.

(e)       Workers’ Compensation Claims. Without limiting Section 2.2(a) and without regard to the legal Entity obligated to discharge such workers’ compensation Liabilities under any applicable Legal Requirement, as per Section 6.1(b) of the Separation Agreement, Spinco shall be responsible for securing workers’ compensation insurance coverage as is required by the applicable Legal Requirement. Claims for occurrences prior to the Separation Effective Time under workers’ compensation insurance of the Remainco Group shall be subject to the provisions of Article VI of the Separation Agreement, mutatis mutandis.

Article III
PAY AND BENEFITS

Section 3.1        In General. Except to the extent otherwise required by any applicable Legal Requirement or Spinco Labor Agreement, for the period commencing on the Closing Date and ending on the twelve (12) month anniversary of the Closing Date, RMT Partner shall, or shall cause the applicable member of the Spinco Group to, provide each US Spinco Transferred Employee and each Non-US Spinco Transferred Employee who is not afforded significant protections under an applicable Legal Requirement, in each case, whose employment is not governed by a Spinco Labor Agreement, with:

(a)       base pay or wage rate no less than the base pay or wage rate such Spinco Transferred Employee received immediately prior to the Distribution Date;

(b)       a target annual cash bonus compensation opportunity no less than the target annual cash bonus opportunity such Spinco Transferred Employee received immediately prior to the Distribution Date;

(c)       employee benefits (excluding post-termination or retirement welfare benefits, long-term incentive opportunities and change in control or retention benefits) that have a value which is substantially similar in the aggregate to (i) the employee benefits such Spinco Transferred Employee received immediately prior to the Distribution Date or (ii) the employee benefits provided to similarly situated employees of the RMT Partner Group from and after the Closing Date; and

(d)       paid time off (e.g., vacation and additional personal paid time off, but excluding disability and other medical-related leaves of absence) no less favorable than the paid time off such Spinco Transferred Employee received immediately prior to the Distribution Date.

RMT Partner shall, or shall cause the applicable member of the Spinco Group to, provide each Spinco Transferred Employee covered by a Spinco Labor Agreement with compensation and employee benefits at the level required by and in compliance with the applicable Spinco Labor Agreement.

For the avoidance of doubt, nothing herein shall restrict the right of RMT Partner Group or Spinco Group to terminate the employment of any Spinco Transferred Employee, provided that any such termination is effected in accordance with Section 3.2 and requirements (if any) under any applicable Legal Requirement or the applicable Benefit Arrangement.

Section 3.2         Severance. Without limiting Section 3.1 above, except to the extent otherwise required by any applicable Legal Requirement or any Spinco Labor Agreement, for the twelve (12) month period immediately following the Closing Date, RMT Partner shall, or shall cause the applicable member of the Spinco Group to, provide each Spinco Transferred Employee whose employment terminates during such period with severance no less favorable than the severance such Spinco Transferred Employee would have received upon such Spinco Transferred Employee’s termination of employment under the same or similar circumstances immediately prior to the Distribution Date pursuant to the applicable Remainco Benefit Arrangement (in effect as of the date hereof), factoring in such Spinco Transferred Employee’s additional length of service and changes in his or her eligible pay between the Distribution Date and the date of his or her termination.

Section 3.3         Participation in Remainco Benefit Arrangements. Except as otherwise expressly provided for in this Agreement or as otherwise expressly agreed to in writing between the Parties, (a) effective as of the Separation Effective Time, Spinco and each member of the Spinco Group, to the extent applicable, shall cease to be a participating employer in any Remainco Benefit Arrangement and (b) effective as of the Separation Effective Time or such later time at which the applicable individual becomes a Spinco Transferred Employee, each Spinco Transferred Employee shall cease to participate in, be covered by, accrue benefits under, or be eligible to contribute to any Remainco Benefit Arrangement, in either case except as required by any applicable Legal Requirement or the terms of the applicable Remainco Benefit Arrangement.

Section 3.4         Participation in Spinco Benefit Arrangements. Except as otherwise provided for in this Agreement or as otherwise expressly agreed to in writing between the Parties, (a) effective as of the Separation Effective Time, Remainco and each member of the Remainco Group, to the extent applicable, shall cease to be a participating employer in any Spinco Benefit Arrangement and (b) effective as of the Separation Effective Time, each Remainco Employee and Spinco Employee who is not a Spinco Transferred Employee shall cease to participate in, be covered by, accrue benefits under, or be eligible to contribute to any Spinco Benefit Arrangement, in either case except as required by any applicable Legal Requirement or the terms of the applicable Spinco Benefit Arrangement.

Section 3.5        General Enrollment into RMT Partner Benefit Arrangements.

(a)       Enrollment into RMT Partner Benefit Arrangements. Except to the extent otherwise required under any applicable Legal Requirement, and subject to the terms of this Agreement, RMT Partner shall, or shall cause the applicable member of the RMT Partner Group to, take commercially reasonable actions to cause, effective as of the Effective Time or such later time at which the applicable individual becomes a Spinco Transferred Employee, each Spinco Transferred Employee to be eligible to commence participation in all RMT Partner Benefit Arrangements for which he or she is eligible, provided that the applicable Spinco Transferred Employee’s commencement of participation in RMT Partner Benefit Arrangements shall in all cases be subject to such Spinco Transferred Employee’s satisfaction of any enrollment, election and other applicable requirements for participation.

(b)       Length of Service Crediting. Except to the extent otherwise required by any applicable Legal Requirement, RMT Partner shall, or shall cause the applicable member of the RMT Partner Group to, take commercially reasonable actions to recognize all service before the Effective Time of any Spinco Transferred Employee with any member of the Remainco Group or Spinco Group and with any predecessor employer (to the extent such predecessor employer service was taken into account under an applicable Remainco Benefit Arrangement or Spinco Benefit Arrangement and indicated on the final Spinco Employee Schedule as the Spinco Transferred Employee’s period of service) for all purposes (other than for purposes of benefit accruals under any defined benefit pension plan other than the Spinco Pension Plan). Notwithstanding the foregoing, except to the extent otherwise required by any applicable Legal Requirement, neither RMT Partner nor any member of the RMT Partner Group shall be required to recognize such service to the extent doing so would result in the duplication of benefits.

(c)       Without limiting the generality of the foregoing provisions of Section 3.5(a), (i) RMT Partner shall use commercially reasonable efforts to cause each Spinco Transferred Employee to be immediately eligible to participate, without any waiting time, in any and all RMT Partner Benefit Arrangements to the extent coverage under the RMT Partner Benefit Arrangement is provided by RMT Partner to similarly situated employees of the RMT Partner Group in the applicable jurisdiction as of the Effective Time, (ii) for purposes of each RMT Partner Benefit Arrangement that is a medical, dental or vision benefit plan, RMT Partner shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such RMT Partner Benefit Arrangement to be waived for each Spinco Transferred Employee and his or her covered dependents, and (iii) RMT Partner shall use commercially reasonable efforts to cause any eligible expenses incurred by each Spinco Transferred Employee and his or her covered dependents during the portion of the plan year of the Remainco Benefit Arrangement that is a medical benefit plan ending on the date such employee’s participation in the corresponding Remainco Benefit Arrangement ends to be taken into account under such RMT Partner Benefit Arrangement for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with the RMT Partner Benefit Arrangement.

Section 3.6        Paid Time Off.

(a)       Assumed Paid Time off Liabilities. Except to the extent prohibited by any applicable Legal Requirement, effective as of the Separation Effective Time, Spinco shall, or shall cause a member of the Spinco Group to, Assume all Liabilities for earned but unused paid time off (“PTO”) of the Spinco Transferred Employees through the Distribution Date. RMT Partner Group and Spinco Group will administer earned but unused PTO benefits for Spinco Transferred Employees in accordance with any applicable Spinco Labor Agreement and Legal Requirement.

(b)       Payment of Paid Time off Benefits Where Required by Legal Requirement. Notwithstanding anything to the contrary in this Agreement, where required by any applicable Legal Requirement or Spinco Labor Agreement, as soon as administratively practicable following the Distribution Date (and no later than the earliest date required by any applicable Legal Requirement), Remainco shall, or shall cause the applicable member of the Remainco Group to, pay out all earned but unused vacation benefits to each Spinco Transferred Employee entitled to be paid such benefits by reason of the occurrence of any of the Distributions, the Internal Restructuring, or the Merger.

Section 3.7         Cooperation. RMT Partner Group’s and Spinco Group’s obligations under this Article III are expressly conditioned upon Remainco, for a period of eighteen (18) months following the Distribution Date, using commercially reasonable efforts to provide to RMT Partner Group and Spinco Group and their respective agents and representatives all information reasonably necessary for RMT Partner Group and Spinco Group to comply with the obligations set forth in this Article III within a reasonable time following receipt of a reasonable written request from any member of RMT Partner Group, any member of Spinco Group or any of their respective agents or representatives.

Article IV
CASH AND EQUITY INCENTIVE COMPENSATION PLANS

Section 4.1         Cash Incentives. During the period beginning as of the date of this Agreement and extending until the Distribution Date, except as set forth on Schedule 4.1 to this Agreement, with respect to Spinco Employees, for all cash incentive programs with performance periods of one year or less (including annual bonuses for 2021) (“Cash Incentive Programs”), Remainco shall establish target incentive opportunities, performance metrics, and other terms and conditions (including timing of payment and conditions to be entitled to payment) in the ordinary course of business and consistent with past practice. To the extent payments are due under any such Cash Incentive Program prior to the Distribution Date, Remainco shall pay, or cause to be paid, amounts under such Cash Incentive Programs to Spinco Employees in the ordinary course of business and consistent with past practice. To the extent payments are not due under any such Cash Incentive Program prior to the Distribution Date, Spinco shall, or shall cause a member of the Spinco Group to, pay amounts due under such Cash Incentive Programs to Spinco Employees in the ordinary course of business and consistent with past practice.

Section 4.2            Equity Awards.

(a)           Remainco Equity Awards. At or prior to the Separation Effective Time, Remainco and RMT Partner, the Remainco Board and the Board of Directors of RMT Partner (the “RMT Partner Board”), and the compensation committees of the Remainco Board and the RMT Partner Board, as applicable, shall adopt any resolutions to take all steps necessary to effectuate the treatment of the Remainco Equity Awards in accordance with the applicable Remainco Equity Plan and RMT Partner Equity Plan and award agreements, as follows:

(i)       Remainco Stock Options. Each Remainco Stock Option (or any portion thereof), whether or not vested, that is outstanding as of immediately prior to the Separation Effective Time and held by a Spinco Transferred Employee shall be converted as of the Effective Time into, or substituted with, an option to purchase shares of RMT Partner Common Stock (each such award, an “RMT Partner Stock Option”) pursuant to the terms of the RMT Partner Equity Plan, subject to terms and conditions from and after the Effective Time that are substantially similar to the terms and conditions applicable to the corresponding Remainco Stock Option, including vesting conditions, where applicable, immediately prior to the Separation Effective Time; provided, however, that from and after the Effective Time, (x) the number of shares of RMT Partner Common Stock subject to such RMT Partner Stock Option shall equal (A) the number of shares of Remainco Common Stock subject to the corresponding Remainco Stock Option immediately prior to the Separation Effective Time divided by (B) the RMT Partner Ratio, with any fractional share rounded down to the nearest whole share, (y) the per-share exercise price of such RMT Partner Stock Option shall equal (A) the per-share exercise price of the corresponding Remainco Stock Option immediately prior to the Separation Effective Time multiplied by (B) the RMT Partner Ratio, rounded up to the nearest whole cent, and (z) with respect to each such RMT Partner Stock Option, “change of control” shall have the meaning set forth in the RMT Partner Equity Plan (i.e., a “change of control” of RMT Partner rather than Remainco); provided, however, that the exercise price and the number of shares of RMT Partner Common Stock purchasable pursuant to such RMT Partner Stock Options shall be determined in a manner consistent with the requirements of Section 409A of the Code.

(ii)       Remainco Phantom Stock Options. Each Remainco Phantom Stock Option (or any portion thereof), whether or not vested, that is outstanding as of immediately prior to the Separation Effective Time and held by a Spinco Transferred Employee shall be converted as of the Effective Time into, or substituted with, an option to receive cash based on a number of shares of RMT Partner Common Stock (each such award, an “RMT Partner Phantom Stock Option”) pursuant to the terms of the RMT Partner Equity Plan, subject to terms and conditions from and after the Effective Time that are substantially similar to the terms and conditions applicable to the corresponding Remainco Phantom Stock Option, including vesting conditions, where applicable, immediately prior to the Separation Effective Time; provided, however, that from and after the Effective Time, (x) the number of shares of RMT Partner Common Stock subject to such RMT Partner Phantom Stock Option shall equal (A) the number of shares of Remainco Common Stock subject to the corresponding Remainco Phantom Stock Option immediately prior to the Separation Effective Time divided by (B) the RMT Partner Ratio, with any fractional share rounded down to the nearest whole share, (y) the per-share exercise price of such RMT Partner Phantom Stock Option shall equal (A) the per-share exercise price of the corresponding Remainco Phantom Stock Option immediately prior to the Separation Effective Time multiplied by (B) the RMT Partner Ratio, rounded up to the nearest whole cent, and (z) with respect to each such RMT Partner Phantom Stock Option, “change of control” shall have the meaning set forth in the RMT Partner Equity Plan (i.e., a “change of control” of RMT Partner rather than Remainco).

(iii)       Remainco RSUs. Each Remainco RSU held by a Spinco Transferred Employee immediately prior to the Separation Effective Time shall be converted into, or substituted with, an award of a number of RMT Partner restricted stock units (each, an “RMT Partner RSU”) determined by dividing the number of shares of Remainco Common Stock subject to each Remainco RSU by the RMT Partner Ratio. If the resulting product includes a fractional share, the number of shares of RMT Partner Common Stock subject to the RMT Partner RSU shall be rounded up to the nearest whole share. The RMT Partner RSUs shall be subject to substantially the same terms and conditions (including vesting terms) as in effect for the corresponding Remainco RSU immediately prior to the Separation Effective Time; provided, however, with respect to each such RMT Partner RSU, “change of control” shall have the meaning set forth in the RMT Partner Equity Plan (i.e., a “change of control” of RMT Partner rather than Remainco).

(iv)       Remainco PSUs. Each Remainco PSU held by a Spinco Transferred Employee immediately prior to the Separation Effective Time shall be converted into, or substituted with, a number of RMT Partner RSUs determined by dividing the number of shares of Remainco Common Stock subject to each Remainco PSU that would be issued if the applicable performance period ended on the Separation Effective Time (based on the actual level of performance through the Separation Effective Time, or such other level of performance deemed achieved, as determined in the sole discretion of the Remainco Board or compensation committee thereof) by the RMT Partner Ratio. If the resulting product includes a fractional share, the number of shares of RMT Partner Common Stock subject to the RMT Partner RSU shall be rounded up to the nearest whole share. The RMT Partner RSUs shall be subject to substantially the same terms and conditions (including time-based vesting terms but excluding any terms related to performance which will be fixed as of the Separation Effective Time) as in effect for the corresponding Remainco PSU immediately prior to the Separation Effective Time; provided, however, with respect to each such RMT Partner RSU, “change of control” shall have the meaning set forth in the RMT Partner Equity Plan (i.e., a “change of control” of RMT Partner rather than Remainco); provided further, however, that with respect to any Remainco PSU, the Remainco Board or its compensation committee may, in its sole discretion, accelerate the time-based vesting condition, in which case such Remainco PSU will be settled immediately prior to the Distributions in the form of Remainco Common Stock and shall not be converted into, or substituted with, RMT Partner RSUs.

(b)       Adjustments to Substituted RMT Partner Incentive Awards. Notwithstanding anything to the contrary herein, if, following the Closing, in the good faith judgment of the RMT Partner Board or the compensation committee, an adjustment to the terms of the RMT Partner Stock Options, RMT Partner Phantom Stock Options and RMT Partner RSUs contemplated by Section 4.2(a) above (the “Substituted RMT Partner Incentive Awards”) in connection with the RMT Partner Special Dividend is necessary or advisable to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Substituted RMT Partner Incentive Awards, the RMT Partner Board or the compensation committee thereof shall adjust each of the Substituted RMT Partner Incentive Awards in such a manner so as to prevent dilution or enlargement of the benefits or potential benefits intended to be made available thereunder. All such adjustments and judgments in connection therewith shall be within the sole discretion of the RMT Partner Board or the compensation committee thereof.

(c)       Section 16(b) of the Exchange Act. By approving the adoption of this Agreement, the Remainco Board and the RMT Partner Board intend to exempt from the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, by reason of the application of Rule 16b-3 thereunder, all acquisitions and dispositions of equity incentive awards by directors and officers of each of Remainco and RMT Partner, and the Remainco Board and the RMT Partner Board also intend expressly to approve, in respect of any equity-based award, the use of any method for the payment of an exercise price and the satisfaction of any applicable Tax withholding (specifically including the actual or constructive tendering of shares in payment of an exercise price and the withholding of option shares from delivery in satisfaction of applicable Tax withholding requirements) to the extent that such method is permitted under the applicable RMT Partner Equity Plan, the Remainco Equity Plan, and any applicable award agreement.

(d)       Registration. Promptly following the Closing, RMT Partner shall file a registration statement on Securities and Exchange Commission Form S-8 (or other available form) with respect to the shares of RMT Partner Common Stock authorized for issuance from and after the Closing under RMT Partner Stock Options and (to the extent the settlement thereof requires registration under the Securities Exchange Act of 1933, as amended) RMT Partner RSUs, and RMT Partner shall use commercially reasonable efforts to maintain after the Closing effective registration statements with the Securities and Exchange Commission with respect to the exercise of such RMT Partner Stock Options and (to the extent the settlement thereof requires registration under the Securities Exchange Act of 1933, as amended) RMT Partner RSUs.

(e)       Tax Withholding. Upon the vesting, exercise or settlement, as applicable, of RMT Partner Stock Options, RMT Partner Phantom Stock Options and RMT Partner RSUs, RMT Partner and the holder of such award shall be responsible for ensuring the satisfaction of all applicable Tax payment and withholding requirements in respect thereof and for ensuring the collection and remittance of applicable Taxes to the applicable Governmental Body.

(f)       Cooperation. Each Party acknowledges and agrees to use commercially reasonable efforts to cooperate with each other and with third-party providers to effect withholding and remittance of Taxes, as well as required Tax reporting, in a timely, efficient, and appropriate manner to further the purposes of this Article IV, and to administer all employee equity awards that are outstanding immediately following the Effective Time (including all such equity awards that are adjusted in accordance with this Article IV) to the extent consistent with this Agreement and applicable law, for a period of eighteen (18) months following the Closing Date.

Article V
U.S. Pension Plan

Section 5.1        Pension Plan Spinoff and Related Asset Transfer.

(a)       Prior to the Distribution Date, Remainco shall have caused a member of the Spinco Group to (1) adopt the Spinco Pension Plan, which shall have provisions that mirror the Remainco Pension Plan (other than with respect to provisions regarding sponsorship and administration which shall reflect the Distributions), and (2) adopt and enter into the Spinco Pension Trust, which shall have provisions that mirror the Remainco Pension Trust (other than with respect to provisions regarding sponsorship and administration which shall reflect the Distributions), in each case, which shall be subject to review by and approval of RMT Partner, which approval shall not be unreasonably withheld or delayed. Remainco shall provide the Spinco Pension Plan and the Spinco Pension Trust to RMT Partner at least sixty (60) days prior to the Distribution Date, and RMT Partner shall provide any comments to these documents in writing at least thirty (30) days prior to the Distribution Date.

(b)       Effective as of the Separation Effective Time, Remainco and Spinco shall take all action necessary to effectuate the transfer from the Remainco Pension Plan to the Spinco Pension Plan of all Liabilities of the Remainco Pension Plan for benefits accrued through the Distribution Date in respect of the Spinco Transferred Employees and Spinco Former Employees who are participants in the Remainco Pension Plan and all Spinco Transferred Employees’ and Spinco Former Employees’ surviving spouses or beneficiaries entitled to receive benefits under the Remainco Pension Plan immediately prior to the Distributions and in each case, who are listed on Schedule A of the Spinco Pension Plan (the “Spinco Pension Participants”) and all assets relating thereto (as described in paragraph (c) below), in a manner that satisfies Sections 401(a)(12), 411(d)(6) and 414(l) of the Code and Section 4044 of ERISA (the “Transferred Benefits”). Following such transfer, the Spinco Pension Participants shall no longer be eligible to participate in the Remainco Pension Plan, and none of the Remainco Group, any affiliate of the Remainco Group or the Remainco Pension Plan shall thereafter have any further responsibility for the Transferred Benefits, subject to any corrections, true ups or other actions, in each case, as set forth below. Such pension spinoff shall not affect the status of the Remainco Pension Plan and the Spinco Pension Plan as “frozen plans” with respect to future eligibility to participate and benefit accruals. Remainco shall retain sponsorship of, be responsible for the management and administration of, and be responsible for all Liabilities under the Remainco Pension Plan and the Remainco Pension Trust, and none of the Spinco Group, any affiliate of the Spinco Group or the Spinco Pension Plan shall have any Liability relating to the Remainco Pension Plan.

(c)       Effective as of the Distribution Date, Remainco shall, or shall cause the applicable member of the Remainco Group to, cause (or shall have caused) the trustee of the Remainco Pension Trust to transfer to the trustee of the Spinco Pension Trust (i) ninety percent (90%) of a good faith estimate of the Section 414(l) Amount (as defined below) prior to or as soon as practicable after the Distribution Date (the “90% Amount”) (the specific date, the “Pension Transfer Date”), as adjusted to reflect investment experience in the Remainco Pension Plan during the period commencing on the Distribution Date and ending immediately prior to the Pension Transfer Date, and (ii) the remaining portion of the Section 414(l) Amount (the “True-Up Amount”) no later than thirty (30) days following the date on which the Section 414(l) Amount becomes conclusive, final and binding as described in Section 5.1(d) (the specific date, the “True-Up Date”); provided that all such transfers will be conducted in compliance with applicable law and with any applicable notice requirements to any Governmental Body. The True-Up Amount shall be adjusted from the Distribution Date to the True-Up Date to reflect investment experience in the Remainco Pension Plan, the Spinco Pension Plan’s allocable share of recordkeeping, administration and investment expenses, PBGC premiums, and any benefit distributions made to the Spinco Pension Participants. For this purpose, the “Section 414(l) Amount” means the amount of assets required to be transferred to the Spinco Pension Plan, based on the amount of Liabilities transferred to the Spinco Pension Plan from the Remainco Pension Plan on the Pension Transfer Date determined under the requirements of Section 414(l) of the Code and the regulations promulgated thereunder as if the Remainco Pension Plan had then terminated and its assets were allocated to plan participants in accordance with Section 4044 of ERISA based on the assumptions described in Treasury Regulation Section 1.414(l)-1(b)(5)(ii). For the avoidance of doubt, any amounts transferred from the trustee of the Remainco Pension Trust to the trustee of the Spinco Pension Trust prior to the Pension Transfer Date shall reduce the amount necessary to fund the 90% Amount on the Pension Transfer Date (e.g., if five percent (5%) of the good faith estimate of the Section 414(l) Amount was transferred prior to the Pension Transfer Date then only eighty-five percent (85%) more would need to be transferred on the Pension Transfer Date). Notwithstanding the foregoing, in the event that the True-Up Amount is a negative number, RMT Partner shall, or shall cause, the trustee of the Spinco Pension Trust to transfer to the trustee of the Remainco Pension Trust, an amount equal to such negative True-up Amount.

(d)       The Section 414(l) Amount, the determination of the 90% Amount and the True-Up Amount, and any applicable adjustments to any such amounts shall be determined by Willis Towers Watson, the enrolled actuaries for the Remainco Pension Plan (“WTW”). As soon as practicable after the determination of the 90% Amount (which shall be made based on a good faith estimate of the Section 414(l) Amount by WTW), and no later than ten (10) Business Days prior to the Pension Transfer Date, Remainco shall provide RMT Partner with documentation supporting the calculations underlying such determination for review and comment, and Remainco shall provide (or shall cause to be provided) an actuary designated by RMT Partner with information reasonably requested by RMT Partner or its agent or representative to also calculate the Section 414(l) Amount and the 90% Amount, and any applicable adjustments to either, and to verify that such calculations have been performed in a manner consistent with Section 414(l) of the Code, Section 208 of ERISA, Section 4044 of ERISA and this Agreement. As soon as practicable, but no later than ninety (90) days following the Distribution Date, Remainco or WTW shall provide RMT Partner’s actuary with Remainco’s finalized calculation of the Section 414(l) Amount and the information provided pursuant to the previous sentence, mutatis mutandis. Within forty-five (45) days following receipt by RMT Partner’s actuary of WTW’s calculation of the Section 414(l) Amount, any applicable adjustments and the information described in the preceding sentence, RMT Partner shall notify Remainco in writing if there is a good faith dispute between WTW and RMT Partner’s actuary as to the calculation of the Section 414(l) Amount or any of the applicable adjustments thereto. If RMT Partner does not notify Remainco of any such good faith dispute within such 45-day period, the determination of WTW shall become conclusive, final and binding. If any such dispute remains unresolved for thirty (30) days following Remainco’s receipt of such written notification from RMT Partner, Remainco and RMT Partner shall (in writing) jointly select and appoint a third actuary (the cost of which shall be borne equally by Remainco and RMT Partner), who shall make a final and binding determination of the Section 414(l) Amount and any applicable adjustments thereto in accordance with applicable Legal Requirement and this Agreement. Each of Remainco and RMT Partner shall be responsible for the cost of its own actuary and attorney’s fees.

(e)       In the event that Remainco discovers individuals who should have been, but were not, properly designated in the Spinco Pension Plan as Spinco Pension Participants within the eighteen (18)-month period following the True-Up Date, Remainco shall cause the trustee of the Remainco Pension Trust to transfer sufficient assets to the trustee of the Spinco Pension Trust to fund the accrued benefits of such individuals under the Spinco Pension Plan and such individuals shall thereafter be Spinco Pension Participants. In the event that Remainco discovers individuals who should have been, but were not, properly designated in the Spinco Pension Plan as Spinco Pension Participants after the eighteen (18)-month anniversary of the True-Up Date, such individuals will thereafter remain participants in the Remainco Pension Plan. Remainco and WTW shall use commercially reasonable efforts to work with RMT Partner’s actuary in such a manner that will allow RMT Partner’s actuary to audit and confirm the accuracy of all underlying participant data used to determine the amount of the accrued benefit of each Spinco Pension Participant prior to the Distribution Date. To the extent the parties discover within eighteen (18) months after the date on which the final pension transfer amount is determined under this Agreement that an incorrect amount (either too much or too little) of assets has been transferred from the Remainco Pension Plan to the Spinco Pension Plan based on a mistake in the calculation of any Spinco Pension Participant’s benefit, the parties shall take all corrective action necessary to ensure that such assets have been properly transferred between the Remainco Pension Plan and the Spinco Pension Plan in accordance with ERISA and the Code.

(f)       The Parties agree to promptly provide such pertinent data or information as each other may reasonably require to implement the requirements of this Article V (including information required for purposes of RMT Partner’s actuary’s verification process described in Section 5.1(d) and verification of each Spinco Pension Participant’s accrued benefit as set forth in Section 5.1(e)). Remainco shall, or shall cause the administrator of the Remainco Pension Plan, to provide to RMT Partner’s actuary, no later than immediately prior to the Distribution Date in a format reasonably requested by RMT Partner’s actuary, all employment, service, and payroll data and all other information reasonably necessary to determine the accrued benefit of each Spinco Pension Participant under the Remainco Pension Plan that is to be transferred from the Remainco Pension Plan to the Spinco Pension Plan. The Parties shall cooperate and coordinate in (i) making all filings required under the Code and ERISA (including all reports required under ERISA Section 4043), (ii) responding to any inquiries from any Governmental Bodies relating to the spinoff or any filings related thereto, (iii) implementing all appropriate communications with Spinco Pension Participants with respect to the actions contemplated by this Article V, and (iv) transferring appropriate records. Each Party shall bear its own costs related to this Article V.

(g)       All participant elections (including beneficiary designations, qualified domestic relations orders, or qualified medical child support orders) with respect to the participation of each Spinco Pension Participant in the Remainco Pension Plan shall be transferred to and be in full force and effect under the Spinco Pension Plan in accordance with the terms of such plan and to the extent permissible under such plan, until such elections are replaced or revoked by the Spinco Pension Participant who made such election.

Article VI
U.S. defined contribution plans

Section 6.1        U.S. Defined Contribution Plans.

(a)       Effective as of the Separation Effective Time, (i) the active participation of each US Spinco Transferred Employee who is a participant in the Remainco Retirement Plan shall automatically cease and no US Spinco Transferred Employee shall thereafter accrue any benefits under any such Remainco Retirement Plan and (ii) Remainco shall cause each such US Spinco Transferred Employee to become fully vested in such US Spinco Transferred Employee’s account balances under such Remainco Retirement Plan.

(b)       As of the Effective Time, RMT Partner shall cause, or shall cause the applicable member of the RMT Partner Group to cause, one or more defined contribution plans that include a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (any such plan, a “RMT Partner Retirement Plan”) to allow each US Spinco Transferred Employee to make a “direct rollover” to the RMT Partner Retirement Plan of the account balances of such Spinco Transferred Employee, including promissory notes evidencing any outstanding loans, under the Remainco Retirement Plan in which such US Spinco Transferred Employee participated prior to the Closing; provided that such Remainco Retirement Plan permits such a direct rollover and if such direct rollover is elected and permitted in accordance with applicable Legal Requirements by such US Spinco Transferred Employee.

Article VII
U.S. NON-QUALIFIED DEFERRED COMPENSATION PLANS

Section 7.1         U.S. Non-Qualified Deferred Compensation Plan. Remainco shall provide to RMT Partner, at the time Remainco provides the final Spinco Employee Schedule set forth in Section 2.1(a)(ii), a list of each Spinco Transferred Employee who participates in the Remainco Deferred Compensation Plan (each Spinco Transferred Employee who is a participant in the Remainco Deferred Compensation Plan immediately prior to the Distributions, a “Spinco DCP Participant”). On and after the Effective Time, RMT Partner shall, or shall cause the applicable member of the RMT Partner Group to, notify Remainco of the occurrence of (a) any payment event with respect to a Spinco DCP Participant under the Remainco Deferred Compensation Plan identified in such list of Spinco DCP Participants and (b) the “separation from service” under Section 409A of the Code of any Spinco DCP Participant, whether or not such separation from service is a payment event, in each case, as promptly as practicable but in no event later than thirty (30) days following such separation from service, and shall promptly provide to Remainco any other relevant information reasonably requested by Remainco in writing for purposes of administering the Remainco Deferred Compensation Plan with respect to the Spinco DCP Participants.

Article VIII
U.S. Retiree Health, Dental and Life Benefits

Section 8.1        US Retiree Health, Dental and Life Benefits.

(a)       Prior to the Distribution Date, Remainco shall have caused a member of the Spinco Group to (1) adopt one or more Spinco Retiree Welfare Plans, which shall have provisions that mirror the Remainco Retiree Welfare Plans (other than with respect to provisions regarding sponsorship and administration which shall reflect the Distributions), and (2) adopt and enter into any insurance Contracts or policies with respect to any Spinco Retiree Welfare Plan, which shall have provisions that mirror the insurance Contracts and policies currently pertaining to the Remainco Retiree Welfare Plans (other than with respect to provisions regarding sponsorship and administration which shall reflect the Distributions), in each case, which shall be subject to review by and approval of RMT Partner, which approval shall not be unreasonably withheld or delayed. Remainco shall provide the Spinco Retiree Welfare Plans and any insurance Contracts or policies with respect to the Spinco Retiree Welfare Plans to RMT Partner at least sixty (60) days prior to the Distribution Date, and RMT Partner shall provide any comments to these documents in writing at least thirty (30) days prior to the Distribution Date.

(b)       As of the Distribution Date, Spinco shall, or shall cause a member of the Spinco Group to, Assume all Liabilities to provide benefits to Spinco Retiree Welfare Participants and their surviving spouses or beneficiaries receiving such coverage or benefits pursuant to the Remainco Retiree Welfare Plans as of immediately prior to the Distributions, and the Spinco Retiree Welfare Participants shall no longer be eligible to participate in the Remainco Retiree Welfare Plan, and none of the Remainco Group or the Remainco Retiree Welfare Plan shall thereafter have any further responsibility for such benefits. Remainco shall retain sponsorship of, be responsible for the management and administration of, and be responsible for all Liabilities under the Remainco Retiree Welfare Plan and any related insurance Contracts or policies, and none of the Spinco Group, any affiliate of the Spinco Group or the Spinco Retiree Welfare Plans shall have any Liability relating to the Remainco Retiree Welfare Plan.

(c)       The Parties agree to promptly provide such pertinent data or information as each other may reasonably require to implement the requirements of this Article VIII. The Parties shall cooperate in (i) implementing all appropriate communications with Spinco Retiree Welfare Participants with respect to the actions contemplated by this Article VIII, and (ii) transferring appropriate records. Each Party shall bear its own costs related to this Article VIII.

(d)       All participant elections with respect to the participation of each Spinco Retiree Welfare Participant in the Remainco Retiree Welfare Plan shall be transferred to and be in full force and effect under the Spinco Retiree Welfare Plan in accordance with the terms of such plan and to the extent permissible under such plan, until such elections are replaced or revoked by the Spinco Retiree Welfare Participant who made such election.

Article IX
FLEXIBLE SPENDING ACCOUNTS

Section 9.1        Flexible Spending Accounts.

(a)       Effective on or prior to the Distribution Date, Remainco shall cause a member of Spinco Group to adopt a cafeteria plan intended to comply with Section 125 of the Code that includes a healthcare flexible spending account program and a dependent care flexible spending account program (the “Spinco FSA”) that is substantially similar to the Remainco FSA. RMT Partner shall, or shall cause a member of Spinco Group or RMT Partner Group, to maintain the Spinco FSA for the remainder of the calendar year in which the Effective Time occurs for each Spinco Transferred Employee who, in the portion of the calendar year on or prior to the Distribution Date, contributed to the Remainco FSA (the “FSA Participants”). During the period from the Effective Time until the last day of the plan year of the Remainco FSA that commenced immediately prior to the Effective Time, RMT Partner shall, or shall cause a member of Spinco Group or RMT Partner Group, to continue, the salary reduction elections made by the FSA Participants (adjusted, to the extent necessary, to take into account any changes to applicable premiums related to any RMT Partner Benefit Arrangements) and allow each FSA Participant to receive reimbursement from such participant’s flexible spending reimbursement account under the Spinco FSA on substantially the same terms and conditions as would have been applicable to such participant as if such FSA Participant were employed by Remainco Group following the Distribution Date during such period and continued to participate in the Remainco FSA. If the aggregate amount withheld from the FSA Participants’ compensation under the Remainco FSA for the plan year in which the Distribution Date occurs exceeds the aggregate amount of reimbursements paid to the FSA Participants prior to the Distribution Date under the Remainco FSA for such plan year, Remainco shall transfer (or cause to be transferred) to RMT Partner within forty-five (45) days after the Distribution Date a cash payment equal to such excess, if any. If the aggregate amount of reimbursements paid to the FSA Participants under the Remainco FSA prior to the Distribution Date for the plan year in which the Distribution Date occurs exceeds the aggregate amount withheld prior to the Distribution Date from FSA Participants’ compensation under the Remainco FSA for such plan year, RMT Partner shall transfer to Remainco within forty-five (45) days after the Distribution Date a cash payment equal to such excess, if any. Spinco shall Assume and be solely responsible for all claims for reimbursement by FSA Participants under the terms of the Spinco FSA, whether incurred prior to, on or after the Distribution Date, that have not been paid in full as of the Distribution Date, which claims shall be paid pursuant to and under the terms of the Spinco FSA.

(b)       RMT Partner Group and Spinco Group’s obligations under this Article IX are expressly conditioned upon Remainco providing to RMT Partner Group and Spinco Group and their respective agents and representatives all information reasonably necessary for RMT Partner Group and Spinco Group to comply with the obligations set forth in this Article IX within a reasonable time following receipt of a reasonable written request from any member of RMT Partner Group, any member of Spinco Group or any of their respective agents or representatives.

Article X
MISCELLANEOUS

Section 10.1       Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement, the Merger Agreement, the Ancillary Agreements and the Confidentiality Agreement, including the exhibits and schedules hereto and thereto and the other agreements referred to herein and therein shall constitute the entire agreement and shall supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or electronic transmission shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 10.2       No Modifications. Nothing herein, express or implied, is intended or shall be construed to (i) constitute an amendment to any Benefit Arrangement, Remainco Benefit Arrangement, Spinco Benefit Arrangement, RMT Partner Benefit Arrangement or other compensation and benefits plan maintained for or provided to Spinco Employees or Spinco Former Employees or any other persons prior to or following the Closing Date or (ii) confer upon or give to any person (including, for the avoidance of doubt, any Spinco Employee, Spinco Former Employee or any other current or former employees, directors, or independent contractors of the Remainco Group or Spinco Group, or on or after the Closing, RMT Partner Group or any of their post-Closing affiliates), other than the parties hereto, any legal or equitable or other rights or remedies with respect to the matters provided for in this Agreement under or by reason of any provision of this Agreement. No Spinco Employees or Spinco Former Employees, including any beneficiary or dependent thereof, or any other person not a party to this Agreement, shall be entitled to assert any claim hereunder.

Section 10.3       Ancillary Agreements. Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.

Section 10.4       Relation to Other Documents. To the extent there is any inconsistency between this Agreement and the terms of another agreement pertaining to the Distributions or Merger (other than any Spinco Labor Agreement) that is the subject of this Agreement and such inconsistency (a) arises in connection with or as a result of employment with or the performance of services before or after the Distributions for any member of the Remainco Group, Spinco Group or RMT Partner Group and (b) relates to the allocation of Liabilities attributable to any Benefit Arrangement or the employment, service, termination of employment or termination of service of all present or former Remainco Employees, Spinco Employees, Spinco Former Employees or any of their dependents and beneficiaries (and any alternate payees in respect thereof) and other service providers (including any individual who is, or was or is determined to be an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker or in any other employment, non-employment, or retainer arrangement, or relationship with any member of the Remainco Group or the Spinco Group), the terms of this Agreement shall prevail.

Section 10.5       Legal Requirements; Confidentiality Agreement. Nothing herein shall require the Remainco Group, the Spinco Group, or the RMT Partner Group to disclose any information if such disclosure would jeopardize any attorney-client privilege or contravene any applicable Legal Requirement or binding agreement entered into prior to the date of this Agreement; provided that the parties shall cooperate to disclose such information to the extent possible without jeopardizing such privilege or contravening such Legal Requirements or binding agreements. All information exchanged pursuant to this Agreement shall be subject to the Confidentiality Agreement.

Section 10.6       Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the U.S. return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier (such as Federal Express), two (2) Business Days after mailing; (c) if sent by facsimile transmission or e-mail before 5:00 p.m. Central Time, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission or e-mail after 5:00 p.m. Central Time and receipt is confirmed, on the following Business Day; or (e) if otherwise actually personally delivered, when delivered; provided that such notices, requests, demands and other communications are delivered to the physical address, e-mail address or facsimile number set forth below, or to such other address as any Party shall provide by like notice to the other Parties to this Agreement:

if to RMT Partner or Spinco (after the Separation Effective Time):

Regal Beloit Corporation
200 State Street
Beloit, WI 53511
Attention: Thomas E. Valentyn, Vice President, General Counsel and Secretary
Email: [Redacted]

with a copy (which shall not constitute notice) to:

Sidley Austin LLP
One South Dearborn Street
Chicago, IL 60603
Attention: Scott R. Williams and Christopher R. Hale
Fax: (312) 853-7036
Email: swilliams@sidley.com and chale@sidley.com

if to Remainco or Spinco (prior to the Separation Effective Time):

Rexnord Corporation
511 W. Freshwater Way
Milwaukee, WI 53204
Attention: Patricia M. Whaley, Vice President, General Counsel & Secretary
Email: [Redacted]

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178
Attention: R. Alec Dawson and Andrew L. Milano
Phone: (212) 309-7092
            (212) 309-6252
Fax:     (212) 309-6001
Email: alec.dawson@morganlewis.com
            andrew.milano@morganlewis.com

and

Richards, Layton & Finger, P.A.

920 North King Street

P.O. Box 551

Wilmington, DE 19801

Attention: Mark Gentile and Stephanie Norman

Phone: (302) 651-7722; (302) 651-7756

Email: gentile@rlf.com; norman@rlf.com

A copy of any notice from Remainco to Spinco, or from Spinco to Remainco, prior to the Separation Effective Time shall be provided to RMT Partner in accordance with the notice procedures set forth in this Section 10.6.

Section 10.7      Waiver.

(a)       No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party would otherwise have.

(b)       No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and, in the case of waivers by Remainco or Spinco or any of their Subsidiaries, consented to in writing by RMT Partner; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 10.8       Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Parties, except that a Party may assign any of its rights under this Agreement: (i) as collateral security to a creditor, (ii) to one of its Affiliates or (iii)(A) in connection with the sale of all or substantially all of its assets or (B) in the case of RMT Partner or Spinco in connection with the sale of substantially all of the assets of the Spinco Business or the business unit of which it is a part; provided, however, that in each case, no such assignment shall relieve such Party of any of its obligations. Any attempted assignment or delegation of this Agreement or any of such rights or obligations by any Party in violation of this Agreement without the prior written consent of the other Parties shall be void and of no effect.

Section 10.9       Termination. This Agreement shall terminate without further action at any time before the Separation Effective Time upon termination of the Merger Agreement. If so terminated, no Party shall have any Liability of any kind to any other Party or any other Person on account of this Agreement, except as provided in the Merger Agreement.

Section 10.10     Amendment. This Agreement may not be amended except by an instrument in writing signed by an authorized representative of each of the Parties.

Section 10.11     Subsidiaries. Each of the Parties shall cause to be performed, all actions, agreements and obligations set forth herein to be performed by any of its Subsidiaries (including Spinco and its Subsidiaries) with respect to (a) Remainco prior to the Separation Effective Time and (b) the RMT Partner following the Effective Time.

Section 10.12     Third-Party-Beneficiaries. This Agreement is solely for the benefit of the Parties and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.13     Governing Law; Jurisdiction; Specific Performance; Remedies. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any Legal Proceeding between any of the Parties arising out of or relating to this Agreement or any of the transactions contemplated hereby: (a) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, if under applicable Legal Requirements, the Court of Chancery does not have subject matter jurisdiction over such matter, in any federal court in the State of Delaware or, if under applicable Legal Requirements, neither such court has subject matter jurisdiction over such matter, in any other state court in the State of Delaware, and in each case any appellate court with jurisdiction therefrom (the “Chosen Courts”); (b) each of the Parties irrevocably waives the right to trial by jury; and (c) each of the Parties irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, any claim (i) that it is not personally subject to the jurisdiction of the Chosen Courts as described herein for any reason; (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts; and (iii) that (x) the claim, action, suit or other Legal Proceeding in any such court is brought in an inconvenient forum; (y) the venue of such claim, action, suit or other Legal Proceeding is improper; or (z) this Agreement, the Ancillary Agreements, or the subject matter hereof or thereof, may not be enforced in or by such courts. Each of the Parties further agrees that, to the fullest extent permitted by applicable Legal Requirements, service of any process, summons, notice or document in accordance with the provisions of Section 10.6 will be effective service of process for any claim, action, suit or other Legal Proceeding in the Chosen Courts with respect to any matters to which it has submitted to jurisdiction as set forth in this paragraph. The Parties hereby agree that a final judgment in any such claim, suit, action or other Legal Proceeding will be conclusive, subject to any appeal, and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to specific performance and injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without the requirement for the posting of any bond, this being in addition to any other remedy to which they are entitled at law or in equity. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 10.14     Severability. Any term or provision of this Agreement (or part thereof) that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision (or part thereof) in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement (or part thereof) is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision (or part thereof), to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision (or part thereof), and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision (or part thereof) with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 10.15     No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative recovery with respect to any matter arising out of the same facts and circumstances.

Section 10.16     Construction.

(a)        For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)       The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c)       As used in this Agreement, unless otherwise specified, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)       As used in this Agreement, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(e)       As used in this Agreement, the terms “or,” “any” or “either” are not exclusive.

(f)        Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections or Articles of this Agreement and Exhibits or Schedules to this Agreement.

(g)       As used in this Agreement, the terms “hereunder,” “hereof,” “hereto,” “herein” and words of similar import shall be deemed to refer to this Agreement as a whole and not to any particular Section or other provision.

(h)       The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(i)        Unless the context requires otherwise, references in this Agreement to “Remainco” shall also be deemed to refer to the applicable member of the Remainco Group, references to “Spinco” shall also be deemed to refer to the applicable member of the Spinco Group, references to “RMT Partner” shall also be deemed to refer to the applicable member of the RMT Partner Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by Remainco, Spinco or RMT Partner shall be deemed to require Remainco, Spinco or RMT Partner, as the case may be, to cause the applicable members of the Remainco Group, the Spinco Group or the RMT Partner Group, respectively, to take, or refrain from taking, any such action. In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the definitions set forth in Article I, for the purpose of determining what is and is not included in such definitions, any item explicitly included on a Schedule referred to in any such definition shall take priority over any provision of the text thereof.

[Signatures of the Parties on Next Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

REXNORD CORPORATION

By:	/s/ Todd A. Adams
Name:	Todd A. Adams
Title:	President and Chief Executive Officer

LAND NEWCO, INC.

By:	/s/ Todd A. Adams
Name:	Todd A. Adams
Title:	President

[Signature Page to Employee Matters Agreement]

REGAL BELOIT CORPORATION

By:	/s/ Louis V. Pinkham
Name:	Louis V. Pinkham
Title:	Chief Executive Officer

[Signature Page to Employee Matters Agreement]